877 North 8th West, Riverton, WY  82501 USA, Ph: (307) 856-9271, Fx: 307) 857-3050, www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. ACQUIRES ADDITIONAL GEOTHERMAL ACREAGE WITH STANDARD STEAM TRUST, LLC

RIVERTON, Wyoming – July 30, 2009 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in molybdenum, oil and gas, geothermal, and real estate assets today announced that its affiliate Standard Steam Trust LLC (“SST”) successfully acquired additional Geothermal prospective acreage at a BLM lease sale.  SST was formed to acquire, explore, develop and market geothermal resources in the Western United States.  USE owns a 25% interest is SST.

In July, SST successfully acquired an additional 22,033 acres land at a BLM lease sale in Reno, Nevada.  This additional acreage increases SST’s total land holdings to 95,566 acres of BLM, state, and fee leases in eight prospect areas in three states.

“The newly acquired acreage strategically complements and enhances our existing acreage positions,” stated Keith Larsen, CEO of U.S. Energy Corp.  “Given the recent geothermal equity market activities in Canada we are confident that our investment in the geothermal sector has great potential to significantly enhance our shareholder value,” he added.

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Press Release
July 30, 2009

About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in molybdenum, oil and gas, geothermal and real estate assets.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

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Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations; and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com

Nick Hurst
The Equicom Group
Investor Relations
1-403-538-4845
nhurst@equicomgroup.com